Exhibit 99.1

Tandy Brands Accessories, Inc.	Investor Relations
J.S.B. Jenkins	Beacon Street Group, LLC
Chairman and Chief Executive Officer	Kenneth E. Pieper
817-548-0090	972-618-6924
britt_jenkins@tandybrands.com	kpieper@beaconstreetgroup.com
Tandy Brands Reports Fiscal 2008 Results
—Announces 4¢ Per Share Dividend Payable October 17, 2008—
Arlington, Texas (September 18, 2008) — Tandy Brands Accessories (Nasdaq GM:TBAC) today reported results for the fiscal year ended June 30, 2008, and announced the board of directors approval of a $0.04 per common share quarterly dividend payable on October 17, 2008 to stockholders of record at the close of business on September 30, 2008.
For the fiscal year ended June 30, 2008, the company reported a net loss of $49.3 million, or $7.18 per share, on net sales of $149.3 million. The fiscal 2008 results include noncash impairment charges and inventory writedowns totaling $36.5 million. Net income for fiscal 2007 was $1.9 million, or $0.28 per fully diluted share, on net sales of $195.8 million.
For the fourth fiscal quarter ended June 30, 2008, the company reported a net loss of $4.7 million, or $0.67 per share, on net sales of $30.1 million, versus a net loss of $2.9 million, or $0.43 per share, on net sales of $36.4 million for the quarter ended June 30, 2007. Despite $6.3 million in lower sales, the company’s fiscal fourth quarter pretax loss for fiscal 2008 was $1.2 million less than the loss in the fiscal 2007 fourth quarter due to reductions in selling, general and administrative expenses.
Balance Sheet
The company’s financial position remains strong. As of June 30, 2008, the company had working capital of $53.3 million. Inventories at the end of the year were $35.5 million, a 45 percent decline from June 30, 2007 levels partly due to an $18.7 million write-down during the year. Outstanding borrowings were $363,000 at year end and credit facility borrowing availability was $18.9 million. Stockholders’ equity of $57.9 million equated to a book value of $8.21 per share at June 30, 2008.
Sales Growth Initiatives
During the fourth quarter, the company announced that it signed a license to manufacture and to sell a wide range of men’s, women’s, young men’s, and juniors’ leather accessories under the Dr. Martens® brand. The Dr. Martens® license gives the company another entrée into the important youth and teen markets. Also, the company continues to expand its totes® gifts distribution.
“Fiscal 2008 was one of the most difficult years that the company has seen in its 17-year history,” said J.S.B. Jenkins, chairman and chief executive officer of Tandy Brands. “We took several decisive measures during the year to address these challenges, including expanding our product manufacturing sources, closing facilities, writing off inventory and reducing headcount.

As a result, we have reduced operating expenses by $9 million over the past 18 months and our current cost structure is better aligned with current market conditions.
“As we enter fiscal 2009, we remain cautious and conservative in our approach to the market because of the difficult retail environment,” added Mr. Jenkins. “The measures taken over the past year have made us more agile and a lower-cost organization. Tandy Brands Accessories’ product quality, commitment to superior customer service, long-term customer relationships, and strong balance sheet should position us to rebound faster when the market improves.”
Conference Call
The company has scheduled a conference call for 10 a.m. EDT on September 19, 2008. Parties interested in participating in the conference call may dial-in at 877-407-9205, while international callers may dial-in at 201-689-8054. A replay of the call will be available through September 30, 2008 and can be accessed by dialing 877-660-6853, or 201-612-7415 for international callers, and entering account number 286, and conference ID number 297289. A live webcast of the conference call will be broadcast at www.InvestorCalendar.com.
About Tandy Brands Accessories, Inc.
Tandy Brands Accessories, Inc. designs and markets fashion accessories for men, women and children. Key product categories include belts, wallets, suspenders, gifts, and sporting goods. Merchandise is sold under various national brand names as well as private labels to all major levels of retail distribution, including the e-commerce web sites for Rolfs® at www.rolfs.net and Sport Beads at www.sport-beads.com.
Safe Harbor Language
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the industry in general and in the company’s specific market areas, inflation, changes in costs of goods and services and economic conditions in general and in the company’s specific market area. Those and other risks are more fully described in the company’s filings with the Securities and Exchange Commission.
-Tables Follow-

Tandy Brands Accessories, Inc. And Subsidiaries
Unaudited Consolidated Statements Of Operations
(in thousands except per share amounts)
(unaudited)

	Three Months Ended		Year Ended
	June 30		June 30
	2008	2007	2008	2007
Net sales	$30,110	$36,365	$149,257	$195,809
Cost of goods sold	20,313	25,330	97,872	125,955
Inventory write-down	—	—	18,725	—

	20,313	25,330	116,597	125,955

Gross margin	9,797	11,035	32,660	69,854
Selling, general and administrative expenses	12,686	14,372	56,604	61,204
Depreciation and amortization	608	1,109	3,202	4,715
Goodwill and other intangibles impairment	—	—	17,774	—

Total operating expenses	13,294	15,481	77,580	65,919

Operating (loss) income	(3,497)	(4,446)	(44,920)	3,935
Interest expense	(107)	(193)	(1,394)	(1,226)
Other income	185	10	237	550
(Loss) income before income taxes	(3,419)	(4,629)	(46,077)	3,259
Income taxes (benefit)	1,231	(1,711)	3,211	1,325

Net (loss) income	$(4,650)	$(2,918)	$(49,288)	$1,934

(Loss) earnings per common share	$(0.67)	$(0.43)	$(7.18)	$0.29
(Loss) earnings per common share assuming dilution	$(0.67)	$(0.43)	$(7.18)	$0.28
Cash dividends declared per common share	$0.04	$0.04	$0.16	$0.135
Common shares outstanding	6,901	6,764	6,863	6,720
Common shares outstanding assuming dilution	6,901	6,764	6,863	6,891

Tandy Brands Accessories, Inc. And Subsidiaries
Unaudited Consolidated Balance Sheets
(in thousands)

	June 30
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$2,855	$4,076
Accounts receivable	22,147	31,357
Inventories	35,535	64,372
Deferred income taxes	—	3,454
Other current assets	8,783	3,879

Total current assets	69,320	107,138

Property and equipment	5,382	10,548

Other assets:
Goodwill	—	16,361
Intangibles	3,069	4,882
Other assets	1,617	1,734

Total other assets	4,686	22,977

	$79,388	$140,663

Liabilities And Stockholders’ Equity
Current liabilities:
Accounts payable	$10,312	$16,903
Accrued compensation	1,985	2,420
Accrued expenses	3,376	4,019
Note payable	363	6,069

Total current liabilities	16,036	29,411

Other liabilities:
Supplemental executive retirement obligation	1,893	1,587
Deferred income taxes	—	389
Other liabilities	3,581	1,369

Total other liabilities	5,474	3,345

Commitments

Stockholders’ equity:
Preferred stock, $1.00 par value, 1,000 shares authorized, none issued	—	—
Common stock, $1.00 par value, 10,000 shares authorized, 7,049 shares and 6,912 shares issued and outstanding	7,049	6,912
Additional paid-in capital	34,840	33,616
Retained earnings	15,337	66,967
Other comprehensive income	1,666	1,326
Shares held by Benefit Restoration Plan Trust	(1,014)	(914)

Total stockholders’ equity	57,878	107,907

	$79,388	$140,663

4